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                                                                    EXHIBIT 10.3

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of April 21, 1998, is among Central Telephone Company of Illinois, an Illinois corporation ("Seller"), Centel Corporation, a Kansas corporation ("Seller Parent"), Gallatin River Communications L.L.C., a Delaware limited liability company ("Buyer"), and Madison River Telephone Company, LLC, a Delaware limited liability company ("Buyer Parent").

                             W I T N E S S E T H:

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the Purchased Assets, and Buyer is willing to assume all of the Assumed Liabilities, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities, and prescribe various conditions thereto;

     NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                           TERMS OF THE TRANSACTION

     1.1  Sale of Purchased Assets. On the terms and subject to the conditions
          ------------------------
contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, receive and accept from Seller, as they exist on the Closing Date, the Business, the goodwill of Seller relating to the Business and the Purchased Assets. "Purchased Assets" shall be comprised of:

     (i) The tangible assets and properties and interests in tangible assets and properties owned, leased, licensed or held by Seller that are located within the Territory, or that are used exclusively in, or that relate exclusively to, the conduct of the Business, including the following, in each case only to the extent they are located within the Territory or are used exclusively in, or relate exclusively to, the conduct of the Business:

          (a) All right, title and interest of Seller in and to real property owned by Seller, including the real property described on Schedule 1.1 (a), together with all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located thereon (collectively, the "Owned Real Property");

          (b) All right, title and interest of Seller in and to leasehold interests in real property (collectively, the "Leased Real Property"), including those leasehold interests of the Leased Real Property set forth on Schedule 1.1(b);
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            (c)  All right, title and interest of Seller in and to the easements, rights-of-way and similar interests (collectively, the "Easements"), including those Easements set forth on Schedule 1.1(c);

            (d) All right, title and interest of Seller in and to any and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located on the Leased Real Property;

            (e) All right, title and interest of Seller in and to tangible personal property, hardware, network equipment and other equipment leased to Seller (the "Leased Personal Property"), including the Leased Personal Property set forth on Schedule 2.9.2;

            (f) All right, title and interest of Seller in and to tangible personal property, hardware, network equipment and other equipment, other than the Leased Personal Property (collectively, the "Owned Personal Property"), including the Owned Personal Property set forth on Schedule 1.1
     (f);

            (g) All right, title and interest of Seller in and to automobiles, trucks and motor vehicles ("Vehicles"), including the Vehicles set forth on
     Schedule 1.1 (g); and

            (h)  All supplies and sundry items;

     (ii)   All Accounts Receivable;

     (iii)  All Prepaid Expenses;

     (iv)   All Inventory and Sales Work in Progress;

     (v) All right, title and interest of Seller in and to the licenses set forth on Schedule 1.1(v) (the "Licenses") and the intellectual property governed by such Licenses (the "Licensed Intellectual Property");

     (vi) All right, title and interest of Seller in and to the Customer Contracts, the Assumed Leases, the Collective Bargaining Agreements, the Contracts set forth on Schedule 1.1 (vi), the Material Contracts and any other Contract existing on the Closing Date and relating exclusively to the conduct of the Business, as any of the foregoing may be amended prior to the date hereof or as permitted by Section 4.3.2. between the date hereof and the Closing Date (collectively, the "Assumed Contracts");

     (vii)  All of the Information and Records;

     (viii) To the extent transferable, all of Seller's rights under Permits relating exclusively to the ownership of the Purchased Assets or the conduct of the Business (other than Permits described in Section 1.2(m)) (collectively, the "Assumed Permits"), including those Permits listed on Schedule 1.1(viii);

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     (ix) All right, title and interest of Seller and SPA in and to (i) the
Assumed Directories, (ii) any Contracts (or portions thereof) with customers for directory advertising in Assumed Directories, (iii) any accounts receivable or other rights to receive revenues for directory advertising in Assumed Directories and (iv) all information, records, Contracts and other assets and information used exclusively in or relating exclusively to the publication or distribution of Assumed Directories; and

     (x) All cash located within pay phones owned or leased by Seller in the Territory.

     1.2  Excluded Assets. Notwithstanding any other provision of this
          ---------------
Agreement, the following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement (collectively, "Excluded Assets"):

          (a)  All cash (other than cash transferred pursuant to Section 1. 1
     (x)), Cash Equivalents or marketable securities, including, without limitation, any funds or assets held by any Employee Benefit Plan;

          (b) All trademarks and service marks of the Seller, Sprint or any Other Affiliate including any right, title or interest in or to the "Sprint" trademark or to the trade name "Sprint" or any variations of either;

          (c) All assets of any Employee Benefit Plan, and originals of all personnel, employee compensation and benefits and labor relations records relating to the Employees, provided that Buyer shall be entitled, to the extent permitted by Law, to copies of all personnel, employee compensation and benefits and labor relations records with respect to each (i) Affected Employee and (ii) Collective Bargaining Agreement;

          (d)  All Excluded Accounts Receivable;

          (e) All stationary, and readily removable signage on buildings, plant or facilities of Seller, which stationary or signage displays any trademarks or service marks of Seller, Sprint or any Other Affiliate;

          (f) All right, title and interest of Seller in any insurance policies covering Seller, the Business or the Purchased Assets prior to the Closing Date;

          (g) All right, title and interest of Seller in all equipment (and associated software and other Intellectual Property) located outside of the Territory, including but not limited to mainframe and distributed software systems and out of Territory switches;

          (h) All Contracts relating to the borrowing of funds by, or extension of credit or financing to, Seller;

          (i) All Contracts of Seller listed on Schedule 1.2(i) (the "Excluded Contracts");

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          (j)  Any right, title and interest of Seller in any national or regional Contract with any supplier or vendor to Seller, Sprint or any Other Affiliate, including such Contracts set forth on Schedule 1.2(i);

          (k) All right, title and interest of Seller in and to Intellectual Property, hardware, network equipment and other assets owned, leased or licensed by Seller set forth on Schedule 1.2(k);

          (1) All stock books, stock ledgers, minute books, corporate seals or other corporate records, and financial records and files, and books and records relating to Taxes for all periods prior to the Closing Date, provided that Buyer shall be entitled to copies of the foregoing Tax books and records relating to the Business, but only if and to the extent the Tax records are relevant to the determination of Taxes for the Business for a period ending after the Closing Date;

          (m) Any certificate of authority or Permit issued to Seller by the ICC or FCC except for FCC licenses listed on Schedule 1.1 (viii);

          (n) Any Tax refunds or other amounts receivable with respect to Taxes of Seller;

          (o) All right, title and interest of Seller in (i) any Contracts or arrangements with SPA, (ii) any Contracts with customers for directory advertising in Excluded Directories, and (iii) any accounts receivable or other rights to receive revenues for directory advertising in Excluded Directories;

          (p)  All Waived Assets;

          (q) Any right, title and interest of Seller in any Contracts with Multi-Location Equipment Customers entered into prior to the Closing Date (the "Multi-Location Equipment Contracts"); and

          (r)  All Excluded Inventory.

     1.3  Purchase Price.
          --------------

          1.3.1 Price; Payment. In consideration for the Purchased Assets, (1)
                --------------
Buyer shall assume the Assumed Liabilities, and (ii) Buyer Parent shall, or Buyer Parent shall cause Buyer to, pay the sum of Two Hundred Thirty Million Dollars ($230,000,000) (the "Purchase Price") plus or minus any required Purchase Price Adjustment to be paid by Buyer or Seller pursuant to Section 1.4. At the Closing, Buyer Parent shall, or Buyer Parent shall cause Buyer to, pay the Purchase Price to Seller by wire transfer of immediately available funds to the bank account described as Seller's account in wire transfer instructions provided by Seller to Buyer prior to the Closing.

          1.3.2 Allocation of Purchase Price. The Purchase Price, the Assumed
                ----------------------------
Liabilities

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and the Purchase Price Adjustment shall be allocated among the Purchased Assets as set forth on Schedule 1.3.2 (the "Allocation Statement"). Buyer and Seller shall file and cause to be filed all Returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement.

     1.4  Purchase Price Adjustment.
          -------------------------

          1.4.1 Adjustment Statement. As soon as reasonably practicable, but no
                --------------------
earlier than forty-five (45) days before and no later than sixty (60) days after the Closing Date, Seller shall deliver to Buyer a statement in the form set forth on Schedule 1.4.1 and prepared on a basis consistent with the Pro Forma Adjustment Statement set forth on Schedule 2.5.2 (the "Adjustment Statement"); provided that the amounts for Inventory on line 2 of the Adjustment Statement and Sales Work in Progress on line 33 of the Adjustment Statement shall be determined pursuant to a physical inventory (in the case of Inventory) and a review of pending sales (in the case of Sales Work in Progress) to be performed by Seller with the participation of Buyer at Closing and provided further that the amount for SPA Reimbursable Expenses on line 5 of the Adjustment Statement shall be determined by the Parties prior to the Closing, who shall use good faith efforts to resolve any dispute with respect to such amount. Within thirty
(30) days after receipt of the Adjustment Statement, Buyer shall inform Seller in writing either (a) that the Adjustment Statement is acceptable to Buyer or
(b) that Buyer objects to the Adjustment Statement, which objections shall be set forth in reasonable detail together with the basis for those objections in reasonable detail (an "Objection Notice"). If Buyer so objects, and the Parties do not resolve such objections on a mutually agreeable basis within thirty (30) days after Seller's receipt of the Objection Notice, the disagreement shall be resolved within an additional period of Sixty (60) days by one of the largest five (5) national accounting firms, which accounting firm shall be jointly selected by the Parties (the "Independent Firm"). If the Parties are unable to agree upon an Independent Firm, each Party will select one of the largest five
(5) national accounting firms and those two firms shall agree upon a third firm from the largest five (5) national accounting firms which third firm shall be the Independent Firm. The decision of the Independent Firm shall be final and binding upon the Parties. Upon the agreement of the Parties or the decision of the Independent Firm, or if Buyer fails to deliver an Objection Notice to Seller within the first thirty (30) day period provided above, the Adjustment Statement (as adjusted, if applicable, by the agreement of the Parties or the decision of the Independent Firm) shall be deemed final. Each Party shall bear the fees, costs and expenses of its own accountants, including any fees paid to such accountants in connection with the selection of the Independent Firm, shall share equally the fees, costs and expenses of the Independent Firm and shall permit each other and each other's accountants access to the books and records reasonably necessary to prepare and audit the Adjustment Statement.

          1.4.2 Post-Closing Adjustment Procedure. At the Closing, Buyer Parent
                ---------------------------------
shall, or Buyer Parent shall cause Buyer to, pay to Seller Two Million Dollars ($2,000,000) as a prepayment for the adjustments required under this Section
1.4.2. Upon the Adjustment Statement being deemed final in accordance with
Section 1.4.1, a payment shall be made by Buyer or Seller, as applicable, in an amount equal to the amount set forth on either line 13 or 14, whichever is applicable, of the Adjustment Statement (the "Purchase Price Adjustment"),

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provided, that as noted on line 12 of the Adjustment Statement, any Purchase
Price Adjustment to be paid by Buyer or Seller pursuant to this Section 1.4.2 has been reduced or increased, as applicable, by a $3,000,000 prepayment credit. The Purchase Price Adjustment shall be made by wire transfer of immediately available funds to the account specified by the recipient Party within five (5) business days after the date on which the Adjustment Statement is deemed final in accordance with Section 1.4.1.

     1.5  Assumption of Liabilities. On the Closing Date, Seller shall assign
          -------------------------
and Buyer shall assume, become liable for and agree to pay, discharge and perform, as the case may be, the following Liabilities (collectively, "Assumed Liabilities"), provided that Buyer's assumption of the Assumed Liabilities shall not affect Buyer's rights to indemnification from Seller or Seller Parent under
Article 10:

          (a) Accounts and trade payables and accrued and unpaid expenses of Seller as of the Closing Date relating to the Business or the Purchased Assets which are not described in Section 1.6 (collectively, the "Assumed Payables");

          (b) Liabilities and obligations associated with the Assumed Contracts (collectively, "Assumed Contract Liabilities");

          (c) Liabilities and obligations of Seller to return each Customer Deposit to the relevant depositor in accordance with the terms of the respective Customer Contract;

          (d) The obligations of Seller under the Equipment Warranties with less than two (2) years remaining thereon or as described on Schedule 1.5(d);

          (e) Liabilities of Seller related to the Business or the Purchased Assets with respect to the Environment and Environmental Laws (collectively, "Assumed Environmental Liabilities"); and

          (f) Liabilities and obligations associated with Advance Billings and Payments.

     1.6  Excluded Liabilities. Buyer shall not assume any, and Seller shall
          --------------------
retain each, of the following Liabilities pursuant to this Agreement (collectively, "Excluded Liabilities"):

          (a) Any and all Liabilities, direct or indirect, fixed or contingent, for Taxes of Seller or any member of Seller's Affiliated Group;

          (b) Any intercompany Liabilities payable by Seller to Sprint or any Other Affiliate;

          (c) Any costs and expenses incurred by Seller in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated hereby;

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          (d)  Liabilities and obligations relating to any Employee Benefit Plan including any claims for welfare benefits and any disability or workers' compensation claims;

          (e)  Liabilities and obligations relating to Waived Assets; and

          (f) Any other Liabilities, other than the Assumed Liabilities, arising prior to the Closing Date.

                                   ARTICLE 2
          REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

     Seller and Seller Parent, Jointly and severally, make the following representations and warranties to Buyer:

     2.1  Organization; Power and Authority. Seller is a corporation duly
          ---------------------------------
organized, validly existing and in good standing under the laws of the State of Illinois. Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Seller and Seller Parent have all corporate power needed to execute, deliver and perform their respective obligations under this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby to be consummated by them. Except as set forth on Schedule 2. 1, Seller does not conduct any business other than the Business.

     2.2  Authorization; Execution and Validity. The execution, delivery and
          -------------------------------------
performance by Seller and Seller Parent of this Agreement and the other agreements contemplated hereby and the consummation by Seller and Seller Parent of the transactions contemplated hereby and thereby to be consummated by them have been duly authorized by all necessary corporate action of Seller and any Affiliate of Seller. This Agreement and the other agreements contemplated hereby have been duly and validly executed and delivered by Seller and Seller Parent, as applicable, constitute valid and binding obligations of Seller and Seller Parent, as applicable, and are enforceable against Seller and Seller Parent, as applicable, in accordance with their respective terms, except to the extent that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

     2.3  Capitalization. Except as set forth on Schedule 2.3, Sprint owns all
          --------------
of the outstanding capital stock of Seller Parent, Seller Parent owns all of the outstanding capital stock of Central Telephone Company, a Delaware corporation, and Central Telephone Company owns all of the outstanding capital stock of Seller. Except as set forth on Schedule 23, Seller does not own any capital stock or other equity interest in any other Person,

     2.4  Officers. Schedule 2.4 sets forth a list of all of the corporate
          --------
officers of Seller. Each such officer executing this Agreement has authority to execute and deliver this Agreement on behalf of Seller.

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     2.5  Business Financial and Working Capital Information.
          --------------------------------------------------

          2.5.1 Financial Information. Schedule 2.5.1 sets forth (i) an
                ---------------------
unaudited balance sheet of Seller as of February 28, 1998, and (ii) an unaudited statement of Seller's results of operations for the two-month period ended February 28, 1998, each of which has two additional columns, with the third column constituting an unaudited balance sheet of the Business as of February 28, 1998, or statement of results of operation, of the Business for the two-month period ended February 28, 1998, respectively, and the second column setting forth adjustments made to the financial statements set forth in the first column to present the third column (the financial statements referred to in clauses (i) and (ii) (including all three columns) are referred to herein as the "Business Financial Information"). The information set forth in the first column of the Business Financial Information has been prepared by management of Seller, is derived from financial statements that were prepared in accordance with GAAP, and (except for the balances shown under the captions "Inventories" and "Sales Work in Progress") fairly presents (i) Seller's financial condition as of the date specified above, and (ii) the results of operations for the period specified above, except, in each case, as set forth in notes thereto and for normal year-end . adjustments. The information set forth in the third column of the Business Financial Information has been prepared by management of Seller and (except for the balances shown under the captions "Inventories" and "Sales Work in Progress") fairly presents (i) the financial condition of the Business as of the date specified above, and (ii) the results of operations of the Business for the period specified above.

          2.5.2 Pro Forma Adjustment Statement. Schedule 2.5.2 sets forth an
                ------------------------------
unaudited statement of current assets included in the Purchased Assets and current liabilities Included in the Assumed Liabilities as of February 28, 1998 (the "Pro Forma Adjustment Statement"), consisting of Accounts Receivable, Inventory, Sales Work in Process, Prepaid Expenses, SPA Reimbursable Expenses, Assumed Payables, Advanced Billings and Payments, Customer Deposits, and Reserves for Warranty, in each case as of February 28, 1998, and to the extent included in Purchased Assets or Assumed Liabilities, as applicable. The Pro Forma Adjustment Statement has been prepared in accordance with the books and records of Seller, except for such adjustments and exceptions as are set forth in the notes to the Pro Forma Adjustment Statement.

     2.6  Absence of Certain Changes. Except as set forth on Schedule 2.6, since
          --------------------------
December 31, 1997, (a) there has been no event or occurrence that has had a Material Adverse Effect, (b) there has been no material destruction, damage or other loss to any of the Purchased Assets, and (c) Seller has taken no action described in Section 4.3.2 which cannot be taken by Seller after the date hereof without the prior written consent of Buyer.

     2.7  No Conflict: Seller Consents. Except as set forth on Schedule 2.7, the
          ----------------------------
execution, delivery and performance by Seller and Seller Parent of this Agreement and the consummation by Seller and Seller Parent of the transactions contemplated hereby to be consummated by them will not (a) violate any Law in any material respect, (b) violate any Charter Document of Seller, (c) violate any Order to which Seller is a party or by which it or any Purchased Asset is bound in any material respect, (d) require any material Consent from any Governmental Authority, except (i) to comply with the HSR Act, (ii) to obtain consents and authorizations required by the ICC

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and the FCC, and (iii) for actions required to be taken by Buyer, (e) materially breach any Material Contract, Material Lease or material Permit relating to the Business, (f) materially breach any other Assumed Contract, Assumed Lease or Permit relating to the Business or (g) result in the creation of any material Lien on any of the Purchased Assets.

     2.8  Real Property and Easements.
          ---------------------------

          2.8.1 Owned Real Property. Schedule 1.1(a) sets forth a true and
                -------------------
complete legal description of all of the real property owned by Seller within the Territory. Except as set forth on Schedule 1.1 (a), Seller has good, marketable and indefeasible fee simple title to all of the Owned Real Property, free and clear of Liens (other than Permitted Liens). Seller does not own any real property located outside of the Territory which is used primarily in, or relates primarily to, the Business. Seller has heretofore delivered to Buyer the most recent title insurance policy, if any, and survey, if any, relating to each parcel of Owned Real Property.

          2.8.2 Leased Real Property. Schedule 1.1(b) lists all of the real
                --------------------
property within the Territory leased to Seller. All Material Leases of Leased Real Property are valid and binding and in full force and effect in all material respects. There has been no material breach of any Lease of Leased Real Property by Seller or, to Seller's Knowledge, any other Person, which breach has not been cured or waived. Seller does not lease any real property located outside of the Territory which is used primarily in, or relates primarily to, the Business.

          2.8.3 Easements. Schedule 1. 1 (c) lists all of the Material Easements
                ---------
which constitute a portion of the Purchased Assets. To Seller's Knowledge, except as set forth on Schedule 1.1(c), Seller has good, marketable and indefeasible right and title in the Material Easements, free and clear of Liens (other than Permitted Liens). To Seller's Knowledge, no Person is disputing such right and title to any Material Easement.

          2.8.4 Sufficiency to Conduct Business. The Owned Real Property, the
                -------------------------------
Leased Real Property and the Easements (collectively, the "Real Property") constitute all of the land, other real property and real property interests owned by the Seller and located in the Territory, which are related to or necessary for the operation of the Business.

     2.9  Personal Property.
          -----------------

          2.9.1 Owned Personal Property. Subject to Permitted Liens, Seller has
                -----------------------
good marketable and indefeasible title to all Owned Personal Property and all Vehicles. Each item of Owned Personal Property having a book value of at least $5,000 on the books and records of Seller is set forth on Schedule 1.1(f).

          2.9.2 Leased Personal Property. Schedule 2.9.2 lists all of the Leased
                ------------------------
Personal Property leased to Seller pursuant to a Material Lease. All such Material Leases of Leased Personal Property are valid and binding and in full force and effect in all material respects. There has been no material breach of any Lease of Leased Personal Property by Seller or, to Seller's Knowledge, any other Person, which breach has not been cured or waived.

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     2.10 Accounts Receivable. All Accounts Receivable of the Seller that are
          -------------------
reflected in the accounting records of the Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or billed for in the ordinary course of the Business.

     2.11 Contracts. Except for (a) Leases, (b) Easements, (c) Employee Benefit
          ---------
Plans, and (d) Contracts which constitute Excluded Assets or Excluded Liabilities, Schedule 2.11 sets forth all of the Contracts of each of the following classes ("Material Contracts") (x) to which Seller is a party and which relate exclusively to the Business or (y) by which any of the Purchased Assets are bound or subject to: (i) Contracts with any Affiliate of Seller not pertaining to the borrowing of money, (ii) Contracts creating material Liens;
(iii) Contracts creating Guarantees; (iv) Contracts other than Collective Bargaining Agreements relating to material employment or consulting services;
(v) Contracts relating to any single capital expenditure in excess of $50,000;
(vi) Contracts for the purchase or sale of real property or any interest therein, any business or line of business or for any merger or consolidation;
(vii) joint ventures, partnership agreements or minority investments in any type of entity; (viii) Contracts that individually require by their respective terms after the date hereof the payment or receipt of $10,000 or more during any twelve (12) month period; (ix) Contracts having a term of more than two (2) years or that are not terminable by Seller upon less than ninety (90) days' notice, (x) any billing and collection Contract, term and volume agreement or Contract or arrangement with any local exchange carrier, interexchange carrier or other carrier or vendor of telecommunications services or products, (xi) any Contract that imposes restrictions on competition within the Territory, and
(xii) any Contract not otherwise described above which is material to the Business. All Assumed Contracts are valid and binding and in full force and effect in all material respects. There has been no material breach of any Assumed Contract by Seller or, to Seller's Knowledge, any other Person, which breach has not been cured or waived.

     2.12 Litigation; Orders. Except as set forth on Schedule 2.12, there is no
          ------------------
materially adverse Action by or before any Governmental Authority that is pending or, to Seller's Knowledge, threatened in writing by, against or affecting Seller, the Business or any of the Purchased Assets. Except as set forth on Schedule 2.12, Seller is not subject to any materially adverse Order.

     2.13 Environmental Laws.
          ------------------

          2.13.1 Compliance. Except as set forth on Schedule 2.13.1, solely
                 ----------
with respect to the ownership, lease or operation of the Real Property and the Business, Seller has not failed to (a) comply in any material respect with any Environmental Law, (b) maintain in effect and comply in any material respect with any material Permit required by any Environmental Law, or (c) comply in any material respect with any consent agreement or Order to which it is a party or by which it is bound that relates to any Environmental Law, which agreements or Orders are set forth on Schedule 2.13.1. Schedule 2.13.1 sets forth all of the material Permits required for the conduct of the Business by any Environmental Law and consent agreements and Orders to which Seller is a party or by which Seller or any Purchased Asset is bound that relate to any Environmental Law. Seller is not subject to any pending or, to Seller's Knowledge, threatened material Actions related to any Environmental Law. Except as set forth on
Schedule 2.13.1, there

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have been no material releases of any of the following materials ("Materials")
into the Environment at or from any parcel of Owned Real Property or Leased Real Property while owned or leased by Seller, or to Seller's Knowledge: chemicals, pollutants, contaminants, hazardous substances (as defined under the Comprehensive Environmental Response Compensation and Liability Act of 1980), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery Act), toxic materials, oil, petroleum, petroleum products or any other material subject to regulation under any Environmental Law.

          2.13.2 Exclusivity. Except as set forth in this Section 2.13, Seller
                 -----------
makes no express or implied representation or warranty in this Agreement concerning Environmental matters.

     2.14 Other Laws. Solely with respect to the ownership of the Purchased
          ----------
Assets or operation of the Business, Seller has not failed to (a) comply in all material respects with any Other Law or (b) maintain in effect and comply in all material respects with any Permit required by any Other Law.

     2.15 Intellectual Property. All Licenses are valid and in full force and
          ---------------------
effect in all material respects. There is no pending or, to Seller's Knowledge, threatened, material Action against Seller contesting its rights to or the validity of any such Licensed Intellectual Property or the validity of any License and, to Seller's Knowledge, no Person is materially infringing or misappropriating any Licensed Intellectual Property. Seller has not materially breached, and no event has occurred that with the passage of time or giving of notice would constitute a material breach of, any License. To Seller's Knowledge, Seller has not infringed or misappropriated any Intellectual Property of any other Person.

     2.16 Employees.
          ---------

          2.16.1 Employees. Schedule 2.16.1 sets forth the name and current
                 ---------
position or job classification of each employee of Seller who works primarily for the Business in the Territory as of the date indicated thereon (which date is not more than thirty (30) days prior to the date hereof). Seller has provided Buyer with a separate, confidential list of wage or salary and bonus information for each Employee. No more than five (5) days prior to the Closing Date, Seller shall deliver to Buyer a supplement and update of Schedule 2.16.1, which shall be deemed accepted by Buyer pursuant to Section 4.7 (subject to such reasonable objections or exceptions to such supplement and update of Schedule 2.16.1 that may be raised by Buyer in connection with any failure by Seller to comply with the requirements relating to a Replacement Employee set forth in clause (b) below), and which shall as of the date thereof (a) name any person set forth on the original Schedule 2.16.1 who has died, resigned, retired or been otherwise terminated from employment with Seller (each, a "Lost Employee") and (b) name each person hired by Seller to replace a Lost Employee (a "Replacement Employee"), which Replacement Employee shall be employed in the same or lower position or job classification as the Lost Employee replaced and whose compensation and benefits, in each case, shall not exceed in any material respect those paid or provided to the Lost Employee replaced.

          2.16.2 Unions. Schedule 2.16.2 sets forth each collective bargaining
                 ------
or other labor union agreement applicable to any Employees (collectively, the "Collective Bargaining Agreements"). As of the date hereof, no material work stoppage or material labor dispute against Seller in connection with the Business is pending or, to Seller's Knowledge, threatened and, to Seller's Knowledge, there is no related organizational activity by any Employees. As of the date hereof, Seller has not, except as set forth on Schedule 2.16.2, received any written notice of any unfair labor practice in connection with the Business, and, to Seller's Knowledge, no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority.

     2.17 Employee Benefits.
          -----------------

          2.17.1 Employee Benefit Plans. Schedule 2.17.1 lists, as of the date
                 ----------------------
hereof, each pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each plan that is subject to ERISA) that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ER1SA Affiliate") that together with Seller would be deemed a "single employer" within the meaning of Section 4001 (b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any Employee or former Employee (each, an "Employee Benefit Plan"). Each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all Laws, including ERISA and the Code, and no "reportable event" (as such term is defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Employee Benefit Plan. Neither Seller, any Employee Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Seller, any Employee Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Benefit Plan or any such trust could be subject to either a penalty assessed pursuant to Section 406 or 502(1) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a ruling or determination letter concluding that such Employee Benefit Plan so qualifies, and no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status.

          2.17.2 Records. Seller has made available to Buyer copies of each
                 -------
Employee Benefit Plan (or in the case of an unwritten plan, a full and complete description thereof) and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto and, if applicable, the most recent IRS Determination Letter and Form 5500 for the two most recently completed plan years, the summary plan description currently in effect for each Employee Benefit Plan, and all material modifications thereto.

          2.17.3 Actions. As of the date hereof, there are no Actions pending
                 -------
(other than routine claims for benefits) or, to Seller's Knowledge, threatened or anticipated, with respect to any Employee Benefit Plan.

          2.17.4 Funding. All contributions required by applicable Law or the
                 -------
Employee Benefit Plan to be made by Seller or any ERISA Affiliate to an Employee Benefit Plan have been made within the time prescribed by the applicable Law or Employee Benefit Plan. As of the date hereof, there does not exist any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any Employee Benefit Plan nor would there exist any such deficiency but for the application of an alternative minimum funding standard. There has not been issued any waiver of the minimum funding standards imposed by the Code with respect to any such Employee Benefit Plan. Except as set forth on Schedule 2.17.4, on the date hereof, the fair market value of the assets of each Employee Benefit Plan that is a funded defined benefit pension plan equals or exceeds the actuarial present value of all accrued benefits under such Employee Benefit Plan, including early retirement subsidies, plant closing benefits and all other amounts considered to be benefit liabilities upon a standard termination of a defined benefit plan subject to Title IV of ERISA, with the said actuarial present value being determined by application of the actuarial methods and assumptions applied by such, Employee Benefit Plan's enrolled actuary at the most recent annual valuation of such Employee Benefit Plan, plus all administrative expenses, fiduciaries' fees and similar charges payable by such Employee Benefit Plan, plus all Taxes, if any, payable from plan assets. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Employee Benefit Plan that is subject to Title IV of ERISA and no condition exists that presents a material risk that such proceeding will be instituted.

          2.17.5 Multiemployer Plans and Multiple Employer Plans. Except as set
                 -----------------------------------------------
forth on Schedule 2.17.5 (a) no Employee Benefit Plan is a "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA, (b) no Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 400 1
(a)(3) of ERISA or other applicable employee benefit legislation, (c) Seller does not have either primary or secondary liability under the provisions of
Section 4204 of ERISA or any agreement entered into in accordance with the provisions of that Section and (d) Seller has not (i) engaged in any transaction that could result in the imposition of any material liability pursuant to
Section 4069 or 4212 of ERISA or (ii) incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, and no event or condition exists with respect to Seller that may result in the imposition of any material liability with respect to Buyer pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Employee Benefit Plans.

          2.17.6 Acceleration of Benefits. The consummation of the transactions
                 ------------------------
contemplated by this Agreement will not, either alone or in combination with another event, result in any increase in the amount of compensation or benefits payable by Seller or accelerate the vesting or timing, of payment of any benefits payable by Seller to or in respect of any Employee or former Employee or the beneficiary or dependent of any Employee or former Employee.

     2.18 Taxes. To Seller's Knowledge, all federal, state and local tax
          -----
returns, reports, declarations and forms ("Returns") relating to Seller or any combined, consolidated, affiliated or unitary tax group of which Seller is or has been a member (an "Affiliated Group") that were required to be filed prior to the date hereof have been accurately prepared in all material respects and timely filed. Except for Taxes that are being contested in good faith and by appropriate proceeding, the following Taxes have been duly and timely paid: (a) all Taxes shown to be due on the Returns; and (b) all deficiencies and assessments for any material amount of Taxes that, to Seller's Knowledge, are or would become payable by Seller or chargeable as a Lien upon any of the Purchased Assets.

     2.19 Permits. Schedule 1.1(viii) sets forth all Assumed Permits. Each
          -------
Assumed Permit is in full force and effect. Schedule 2.19 sets forth each Permit relating primarily to the Business or the Purchased Assets which is not an Assumed Permit. The Permits set forth on Schedule 1.1(viii), 2.13.1 and 2.19 constitute all of the Permits which are required for tile lawful ownership of the assets of the Business and the lawful conduct of the Business, as such assets have been owned and as such Business has been conducted by Seller during the twelve (12) months prior to the date hereof. No material Action is pending or, to Seller's Knowledge, threatened to revoke or limit any such Permit.

     2.20 Access Lines. The number of Access Lines of the Business as of
          ------------
December 31, 1997 was not less than 79,000.

     2.21 Brokers. No Person is or will become entitled to receive any brokerage
          -------
or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Seller or Seller Parent.

     2.22 No Other Warranties. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN
          -------------------
THIS AGREEMENT, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY AS TO THE CONDITION OR OPERATION OF ANY ASSETS.

                                   ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

     Buyer and Buyer Parent, jointly and severally, make the following representations and warranties to Seller:

     3.1  Organization; Power and Authority. Buyer is a limited liability
          ---------------------------------
company duly organized, validly existing and in good standing under the laws of Delaware. Buyer Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer and Buyer Parent have all power needed to execute, deliver and perform their respective obligations under this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby to be consummated by it.

     3.2  Authorization; Execution and Validity. The execution, delivery and
          -------------------------------------
performance by Buyer and Buyer Parent of this Agreement and the other agreements contemplated hereby and the consummation by Buyer and Buyer Parent of the transactions contemplated hereby and thereby to be consummated by them have been duly authorized by all necessary action. This

Agreement and the other agreements contemplated hereby have been duly and validly executed and delivered by Buyer and Buyer Parent, constitute valid and binding obligations of Buyer and Buyer Parent, as applicable, and are enforceable against Buyer and Buyer Parent, as applicable, in accordance with their respective terms, except to the extent that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

     3.3  No Conflict; Buyer Consents. Except as set forth on Schedule 3.3, the
          ---------------------------
execution, delivery and performance by Buyer and Buyer Parent of this Agreement and the consummation by Buyer and Buyer Parent of the transactions contemplated hereby to be consummated by them will not (a) violate any Law in any material respect, (b) violate any Charter Document of Buyer, (c) violate any Order to which Buyer is a party or by which it is bound, (d) require any Consent from any Governmental Authority except (i) to comply with the HSR Act, (ii) to obtain consents and authorizations required by the ICC and the FCC and (iii) for actions to be taken by Seller, or (e) breach any Contract to which Buyer is a party or by which it is bound, except for breaches or Liens that would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement.

     3.4  Litigation; Orders. There is no materially adverse Action by or before
          ------------------
any Governmental Authority that is pending or, to the knowledge of Buyer or Buyer Parent, threatened in writing by, against or affecting Buyer or Buyer Parent or any of their respective properties, assets, operations or business which would have a material adverse effect on Buyer's or Buyer Parent's ability to consummate the transactions contemplated by this Agreement, nor is Buyer or Buyer Parent subject to any materially adverse Order which would have any such effect.

     3.5  Financing Commitment.
          --------------------

          (a) True and complete copies of (i) a debt financing commitment letter executed by one or more financial institutions (collectively, the "Financing Commitment Letter") which has been redacted to exclude certain information regarding interest payments and amortization, and (ii) letters or other documentation evidencing commitments to contribute equity capital to Buyer (collectively, the "Capital Commitments"), have been previously provided by Buyer and Buyer Parent to Seller and Seller Parent. The per annum interest rate (other than any applicable default rate) provided for in the Financing Commitment Letter for Facility A is equal to the lender's "Base Rate" plus a "Margin;" the lender's Base Rate, as of the date hereof, does not exceed 8% and the Margin will not exceed 200 basis points; the Buyer and the Buyer Parent have the right to convert the interest rate for Facility A to a fixed rate, which rate would not exceed, on the date hereof, 10% for any term of fifteen or fewer years. The per annum variable interest rate (other than any applicable default rate) provided for in the Financing Commitment Letter for Facility B would not, as of the date hereof, exceed 10%. The funds available pursuant to the Financing Commitment Letter, together with the Capital Commitments on hand, are sufficient to pay the Purchase Price at the Closing and costs of the transactions contemplated by this Agreement and to provide a $10 million line of credit facility for the purpose of providing working capital for Buyer's operation of the Business after the Closing and shall not, and cannot under their respective terms, be used or committed for any other purpose prior to the termination of this Agreement. Schedule 3.5(a) sets forth (i) an unaudited balance sheet of Buyer as of March 3) 1, 1998 ("Buyer Balance Sheet"), and (ii) an unaudited consolidated balance sheet of Buyer Parent as of February 28, 1998 ("Buyer Parent Balance Sheet"). The Buyer Balance Sheet and Buyer Parent Balance Sheet were prepared by the respective management of Buyer and Buyer Parent, were prepared in accordance with GAAP, and fairly present the respective financial condition of Buyer and Buyer Parent, as of the dates set forth above, except as provided for in the notes thereto and for normal year-end adjustments. Schedule 3.5(a) also sets forth an unaudited pro forma balance sheet of Buyer which will form a part of the Buyer's filing with the ICC and which reflects the completion of the financing provided for in the Financing Commitment Letter, the contributions of equity capital provided for in the Capital Commitments, and the completion of the transactions contemplated hereby.

          (b) Since March 31, 1998 through the date hereof, neither Buyer Parent nor any of its Affiliates has incurred or undertaken any liability or obligation (whether fixed or contingent, matured or unmatured, direct or indirect) or guarantee of any liability or obligation, except as disclosed on
Schedule 3.5(b) or except as contemplated by the Financing Commitment Letter or the transactions contemplated hereby. Since March 31, 1998, Buyer has not incurred or undertaken any liability or obligation (whether fixed or contingent, matured or unmatured, direct or indirect) or guarantee of any liability or obligation, except as disclosed on Schedule 3.5(b) or except as contemplated by the Financing Commitment Letter or except in connection with the transactions contemplated hereby.

     3.6  Brokers. No Person is or will become entitled to receive any brokerage
          -------
or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer or Buyer Parent.

                                   ARTICLE 4
                     COVENANTS OF SELLER AND SELLER PARENT

     4.1  Cooperation by Seller. From the date hereof through the Closing Date,
          ---------------------
Seller and Seller Parent shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents necessary to effect the transactions contemplated by this Agreement and the transfer of the Assumed Permits and to assist Buyer in obtaining a substitute Permit for any Permit held by Seller which is not an Assumed Permit, provided, however, that Seller and Seller Parent shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than customary transfer fees and governmental filing fees which shall be paid in accordance with Section 6.6 and Section 12.7).

     4.2  Pre-Closing Access to Information. From the date hereof through the
          ---------------------------------
Closing Date, Seller shall afford to Buyer, its accountants and its counsel reasonable access and permit them to make such inspections as they may reasonably require during normal business hours, including all available environmental reviews or audits, to their respective properties, books, contracts, commitments and records (excluding information that is subject to attorney-client privilege or confidentiality agreements, or the disclosure of which would violate the Law). Seller shall furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Business, as Buyer may from time to time reasonably request, and Buyer and its representatives shall be entitled, in consultation with Seller, to such access to the representatives, officers and employees of Seller as Buyer may reasonably request. No later than the 25th day of each calendar month prior to the Closing (beginning with May 25, 1998), Seller shall provide to Buyer an unaudited balance sheet of the Seller as of the last day of the prior month and an unaudited Statement of Seller's results of operations for the prior month, prepared by management of Seller. Buyer shall direct all requests for information to:

          Paul W. Schieber, Jr.
          Assistant Vice President -- Corporate Audit Services
          Sprint Corporation
          1200 Main Street, 10th Floor
          Kansas City, MO 64105
          Telephone: (816) 854-3973
          Facsimile: (816) 854-4592

     4.3  Conduct of Business.
          -------------------

          4.3.1 Ordinary Course. From the date hereof through the Closing Date,
                ---------------
Seller, in connection with the conduct of the Business, shall use commercially reasonable efforts to: (a) preserve substantially its relationships with suppliers, customers and Employees; (b) maintain substantially the same amounts and kinds of existing insurance coverage; (c) perform its obligations under the Material Contracts and material Permits in all material respects; (d) comply with all applicable Laws in all material respects; and (e) carry on the Business including maintenance and repair of the plant and equipment, in the ordinary course and consistent with past practice, except that the capital expenditure budget for 1998 will be approximately $9,600,000.

          4.3.2 Prohibited Actions. Unless otherwise required or permitted by
                ------------------
this Agreement or set forth on Schedule 4.3.2, Seller shall not, in connection with the conduct of, or in relation to, the Business, without the prior written consent of Buyer:

                (i) incur or guaranty any indebtedness for borrowed money relating to the Business in excess of $500,000 in the aggregate, except intercompany debt;

               (ii) sell, lease, assign, dispose of or transfer, or permit the creation of any Lien on, any of the Purchased Assets, except for any such assets disposed of in the ordinary course of business consistent with past practice;

               (iii) enter into any Contract or Lease involving obligations in excess of $50,000;

                (iv) amend or terminate any Material Contract or Material Lease involving obligations of Seller in excess of $50,000 or any material Assumed Permit;

                (v) except for customary merit, cost-of-living and promotional increases to Employees in the ordinary course of business consistent with past practice, increase the rate of compensation or benefit levels for any Employee;

                (vi) waive any material right, forgive any material debt (other than intercompany debt) or release any material claim relating to the Business, except with respect to customers and vendors in the ordinary course of business consistent with past practice;

                (vii) accelerate or delay the billing or sale of services or equipment constituting the conduct of the Business or the collection of accounts receivable of the Business outside the ordinary course of business consistent with past practice;

                (viii) purchase or lease any assets, other than assets purchased or leased in the ordinary course of business consistent with past practice;

                (ix) accelerate or delay the payment of trade payables, except in the ordinary course of business consistent with past practice;

                (x) enter into any agreement which restricts the Seller's ability to conduct the Business or utilize the Purchased Assets;

                (xi) except in the ordinary course of business consistent with past practice, remove any Purchased Asset from the Territory if such removal would cause the Purchased Asset to no longer be a Purchased Asset;

                (xii) take any action that would, or that could reasonably be expected to, result in any of the representations or warranties of Seller or Seller Parent set forth in this Agreement to become untrue in any material respect; or

                (xiii) agree to take any of the actions described in Sections 4.3.2(1) through 4.3.2(xii).

                4.3.3  Buyer's Consent. If Seller gives written notice to Buyer
                       ---------------
that Seller proposes to take any action for which Buyer's consent is required under-Section 4.3.2 and if Buyer has not delivered to Seller a written objection to such proposed action within five (5) business days of Seller's notice, Buyer shall be deemed to have consented to such proposed action. Buyer's consent to any such proposed action shall not be unreasonably withheld.

     4.4  Environmental Remediation. Seller shall remediate, or shall cause the
          -------------------------
remediation of, the releases of Materials into the Environment set forth on
Schedule 2.13.1 or any supplement thereto. If such remediation is not completed prior to the Closing, Seller shall complete such remediation as soon as reasonably practicable after the Closing Date and Buyer shall provide Seller and Seller's employees, agents, contractors, subcontractors and consultants with access, during normal business hours and in a manner that will not unreasonably interfere with the operations and conduct of the Business, to Buyer's real property, facilities, personnel and records to the extent reasonably required to consummate such remediation.

     4.5  Further Assurances. Subject to the other terms and conditions of this
          ------------------
Agreement, at any time and from time to time, whether before or after the Closing, Seller shall execute and deliver all instruments and documents and take all other action that Buyer may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

     4.6  Cooperation. From the date hereof and continuing until six (6) months
          -----------
after the Closing Date, Seller shall provide commercially reasonable cooperation to Buyer and shall take all actions that are commercially reasonable and requested by Buyer to ensure a smooth transition of the Business from Seller to Buyer, including permitting Buyer to use the Sprint Names (as defined in the License Agreement) in advertising, with Seller's prior written consent, to facilitate the transition.

     4.7  Supplements to Schedules. If, to Seller's Knowledge, any event occurs
          ------------------------
or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller shall notify Buyer thereof in writing. Seller may amend or supplement the Schedules to account for any such event or change. If Seller gives written notice to Buyer of any proposed amendment or supplement to the Schedules and Buyer falls to deliver a written objection to such proposed amendment or supplement within five (5) business days of Seller's notice, Buyer shall be deemed to have consented to such proposed amendment or supplement.

     4.8  Assumed Directories. (a) Notwithstanding any other provision of this
          -------------------
Agreement, Seller and SPA shall permit Buyer to (i) publish the Assumed Directories; (ii) design the cover of the Assumed Directories, which shall contain the Gallatin River Communications L.L.C. name and corporate logo and
(iii) determine the form, content and style of the Assumed Directories, as long as the timing of such determination does not affect the timely publication of the Assumed Directories; provided however that (x) Reimbursable Expenses incurred by SPA prior to the Closing in connection with the Assumed Directories shall be credited to Seller on line 5 of the Adjustment Statement, and (y) if the Closing Date does not occur on or prior to September 15, 1998, Seller shall be entitled to include in the Assumed Directories any information that Seller, or its respective Affiliates, is required to include therein by law. Buyer and SPA shall cooperate with each other to the extent appropriate or reasonably required to ensure a smooth transition of the Assumed Directories from SPA to Buyer.

     (b) From the date hereof until the Closing Date, Seller and SPA agree to permit Buyer access to, and permission to use in connection with Buyer's sale of advertising in and publication of the Assumed Directories, all customer lists, contracts, copyrights and other information and records related to the production and publication of such Assumed Directories.

     (c) SPA hereby grants to Buyer a perpetual, non-terminable, non-transferable (except as otherwise provided in Section 12.2), royalty-free, fully paid-up and nonexclusive right and license to use in the Assumed Directories any ad copy, graphics and other materials in which SPA holds or claims a copyright interest and which relate specifically to the Assumed Directories.

                                   ARTICLE 5
                      COVENANTS OF BUYER AND BUYER PARENT

     5.1  Cooperation by Buyer and Buyer Parent. From the date hereof through
          -------------------------------------
the Closing Date, Buyer and Buyer Parent shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Seller in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents necessary to effect the transactions contemplated by this Agreement and the transfer of the Assumed Permits; provided, however, that Buyer and Buyer Parent shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than customary transfer fees and governmental filing fees which shall be paid in accordance with Section 6.6 and Section 12.7).

     5.2  Pre-Closing Access to Information. Buyer and Buyer Parent shall comply
          ---------------------------------
with the limitations on the disclosure and use of information set forth in the Non-Disclosure Agreement with respect to the information that Seller provides to Buyer and Buyer Parent in and pursuant to this Agreement. Neither Buyer nor Buyer Parent shall conduct any soil, groundwater or other environmental sampling in connection with the transactions contemplated hereby without the prior written consent of Seller, which consent shall not be unreasonably withheld. Buyer and Buyer Parent shall refrain from unreasonably interfering with the operations and conduct of the Business prior to Closing.

     5.3  Further Assurances. Subject to the other terms and conditions of this
          ------------------
Agreement, at any time and from time to time, whether before or after the Closing, Buyer and Buyer Parent shall execute and deliver all instruments and documents and take all other action that Seller may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

     5.4  Notice of Breach. If at any time on or before the Closing Date, Buyer
          ----------------
or Buyer Parent obtains any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a breach of any representation or warranty of Seller set forth herein or any document referred to herein, then Buyer or Buyer Parent, as the case may be, shall immediately upon obtaining such knowledge inform Seller thereof and of such breach.

     5.5  Excluded Directories. Buyer acknowledges and agrees that the Excluded
          --------------------
Directories shall be published and owned by SPA, that SPA shall be entitled to all revenues and receivables associated with such Excluded Directories notwithstanding the fact that a portion of such receivables may be paid by directory advertisers after the Closing. Between the date hereof and Closing, Buyer and SPA agree to negotiate in good faith an agreement setting forth terms under which Buyer would bill and collect for SPA receivables for directory advertising in the Excluded Directories. If Buyer and SPA are unable to agree on such terms for billing and collections, then SPA shall continue to bill and collect such directory advertisers for amounts due with respect to Excluded Directories.

     5.6  Business of Buyer Prior to Closing. Prior to the Closing Date, Buyer
          ----------------------------------
shall not engage in any business or take any action other than in connection with the transactions contemplated by this Agreement, the Financing Commitment Letter and the Capital Commitments.

                                   ARTICLE 6
                               MUTUAL COVENANTS

     6.1  Taxes. Seller and Buyer shall provide each other with such
          -----
commercially reasonable assistance as may be requested by them in connection with the preparation of any Return, any Tax audit or other examination by any Governmental Authority, or any Judicial or administrative proceedings related to liability for Taxes. Seller and Buyer shall retain and provide each other upon written request with records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. With respect to any Lien for Taxes which is a Permitted Lien because such Taxes are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied, the amount of such reserves shall be held by Seller for the benefit of Buyer until such time as the Lien has been fully discharged and released, and promptly paid over to Buyer to the extent necessary to reimburse any amounts required to be paid by Buyer to prevent enforcement of such Lien.

     6.2  Books and Records.
          -----------------

          6.2.1 Access. For a period of six (6) years after the Closing, each
                ------
Party shall provide the other Party with commercially reasonable access during normal business hours to its books and records relating to the Business (other than books and records protected by the attorney-client privilege or a confidentiality agreement or the disclosure of which would violate the Law) to the extent that they relate to the condition or operation of the Business prior to the Closing and are requested by such Party to prepare its Returns, to respond to Third Party Claims or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such books and records.

          6.2.2 Destruction. Other than in the ordinary course of business and
                -----------
consistent with past practices, for a period of six (6) years after the Closing, neither Party shall dispose of or destroy any books and records relating primarily to the Business to the extent that they relate to the conduct of the Business prior to the Closing without first offering to turn over possession thereof to the other Party by written notice at least thirty (30) days prior to the proposed date of disposition or destruction.

          6.2.3 Confidentiality. Each Party may take such action which it deems
                ---------------
to be commercially reasonable to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section 6.2 and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

          6.2.4 Assistance. Each Party shall, upon receipt of a commercially
                ----------
reasonable request in writing and at the requesting Party's expense, make personnel reasonably available to assist in locating and obtaining any books and records relating to the Business to the extent that they relate to the condition or operation of the Business prior to the Closing and make personnel reasonably available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Third Party Claim in which the other Party does not have any adverse interest.

     6.3  No Required Dispositions or Other Adverse Actions. Notwithstanding any
          -------------------------------------------------
other provision of this Agreement to the contrary, neither any Party nor their respective Affiliates shall be obligated, in order to obtain any Permit or other approval by any Governmental Authority that is necessary to consummate the transactions contemplated hereby, to (i) hold, separate, sell or otherwise dispose or make reductions in the scope or use of their respective businesses, assets or properties, (ii) materially prejudice the benefits to be received from the transactions contemplated hereby, or (iii) take any action or refrain from taking any action that may have a material adverse effect on their respective business, assets, results of operations or financial condition.

     6.4  Certain Consents. Notwithstanding anything to the contrary in this
          ----------------
Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any Contract or Permit or other instrument or arrangement or any claim, right or benefit, or an agreement to assume any liability, obligation or commitment arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party would constitute a breach or violation thereof or a violation of Law, or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to, or any assumption by, Buyer of any interest in, or liability, obligation or commitment under, any such Contract or Permit or other instrument or arrangement that requires the Consent of a third party shall be made subject to such Consent being obtained.

     6.5  Collection of Accounts. Seller agrees that after the Closing Date,
          ----------------------
Buyer shall have the right and authority to collect all Accounts Receivables and to endorse with the name of Seller any checks received on account of such receivables, and Seller shall promptly deliver to Buyer any payments received by Seller on account of the Accounts Receivables. Buyer agrees that after the Closing Date, Seller shall have the right and authority to collect all Excluded Accounts Receivables and to endorse with the name of Buyer any checks received on account of such receivables, and Buyer shall promptly deliver to Seller any payments received by Buyer on account of the Excluded Accounts Receivables.

     6.6  Governmental Matters.
          --------------------

          6.6.1 HSR Act Compliance. Promptly after the date hereof, Buyer and
                ------------------
Seller shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. Buyer and Seller shall use all commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Buyer and Seller shall cooperate in such efforts to the extent commercially reasonable, and each Party shall pay one-half of the filing fees incurred in connection with the filings required under the HSR Act.

          6.6.2 ICC and FCC Approvals. Promptly after the date hereof, Buyer and
                ---------------------
Seller shall make all filings required by the ICC and the FCC, and take all actions reasonably necessary to obtain all Consents, Permits and Orders required by the ICC and the FCC as conditions to the obligations of Buyer and Seller under Sections 7.1.5 and 7.2.5. Buyer and Seller shall use all commercially reasonable efforts to comply as promptly as practicable with any request made by the ICC or the FCC for additional information. Buyer and Seller shall cooperate in such efforts to the extent commercially reasonable. Each Party shall pay one-half of the fees associated with the filings made by the Parties in order to comply with this Section 6.6.2.

          6.6.3 Other Governmental Approvals. Buyer and Seller shall comply with
                ----------------------------
any other Laws which are applicable to any of the transactions contemplated
---
hereby or pursuant to which government notification or approval of such transaction is necessary. Buyer and Seller shall cooperate in any manner that is commercially reasonable in providing any information which is required for this purpose and in promptly filing, separately or jointly, any applications for such government notification or approval. Buyer and Seller shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

     6.7  Financing. Buyer hereby agrees to use commercially reasonable efforts
          ---------
(i) to negotiate definitive agreements with lenders in accordance with the terms and conditions of the Financing Commitment Letter and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements to the extent that the satisfaction of such conditions are within the control of Buyer.

     6.8  Directories. In the event this Agreement is terminated, Buyer, SPA and
          -----------
Seller agree that the transactions contemplated by Sections 4.8 and 5.5 of this Agreement shall be unwound. To effect such unwinding (i) any information, records, contracts, copyrights and other assets and information assigned, conveyed, transferred or delivered by SPA to Buyer or Buyer's directory publisher shall be assigned, conveyed, transferred or delivered to SPA; (ii) any Contracts with customers for advertising in directories entered into between such customers and Buyer or Buyer's directory publisher shall be assigned and delivered to SPA; (iii) SPA shall pay to Buyer its Reimbursable Expenses incurred in connection with the Assumed Directories; and (iv) Buyer, Seller and SPA shall make any and all further adjustments and payments, and take any and all further actions, necessary to restore Buyer, Seller and SPA to the positions in which they would have been had the actions provided for in Sections 4.8 and
5.5 of this Agreement not been taken.

                                   ARTICLE 7
                        CONDITIONS PRECEDENT TO CLOSING

     7.1  Conditions Precedent to Buyer's Obligations. The obligation of Buyer
          -------------------------------------------
to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer.

          7.1.1 Accuracy of Representations and Warranties. The representations
                ------------------------------------------
and warranties of Seller and Seller Parent set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that solely for the purposes of this Section 7.1.1 (and not for purposes of Article
10) there shall not be deemed to be a breach or inaccuracy in any of the representations and warranties of Seller and Seller Parent set forth in Sections 2.7(f), 2.7(g), 2.8.2 (the second and third sentences), 2.9.2 (the last two sentences), 2.11 (the last two sentences), 2.12, 2.13.1 (the first, third and fourth sentences), 2.15 (the second and fourth sentences) or 2.19 (the last sentence) unless any such inaccuracy or breach, individually or in the aggregate, has a Material Adverse Effect.

          7.1.2 Performance of Covenants. Seller, Seller Parent and SPA shall
                ------------------------
have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller, Seller Parent or SPA, as applicable, prior to or at the Closing.

          7.1.3 Deliveries. Seller shall have delivered to Buyer the documents
                ----------
required by Section 8.2.

          7.1.4 Compliance with HSR Act. All applicable waiting periods under
                -----------------------
the HSR Act-shall have expired or been terminated.

          7.1.5 Consents and Authorizations of ICC and FCC. Subject to Section
                ------------------------------------------
6.3, (i) all applicable Consents, Permits and Orders required by the FCC and any other Governmental Authority (other than the ICC) to consummate the transactions contemplated hereby, and (ii) an Order or Orders of the ICC (A) approving Seller's sale and Buyer's purchase of the assets of Seller pursuant to this Agreement, (B) granting Buyer a certificate of exchange service authority under
Section 13-405 of the Illinois Public Utilities Act, 220 ILCS 5/7-102 ("Public Utilities Act") for the exchanges currently served by Seller in the Territory, and (C) authorizing Seller to discontinue its provision of noncompetitive local exchange services in the Territory under Section 13-406 of the Public Utilities Act, shall have been obtained and become final.

          7.1.6 No Order. No Order shall be in effect forbidding or enjoining
                --------
the consummation of the transactions contemplated hereby.

          7.1.7 Third Party Consents. All third-party consents listed on
                --------------------
Schedule 7.1.7 which are required to consummate the transactions contemplated by this Agreement shall have been obtained.

     7.2  Conditions Precedent to Seller's Obligations. The obligation of Seller
          --------------------------------------------
to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller.

          7.2.1 Accuracy of Representations and Warranties. The representations
                ------------------------------------------
and warranties of Buyer and Buyer Parent set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on or as of such earlier date).

          7.2.2 Performance of Covenants. Buyer and Buyer Parent shall have
                ------------------------
performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer or Buyer Parent, as applicable, prior to or at the Closing.

          7.2.3 Deliveries. Buyer shall have delivered to Seller the payments
                ----------
and documents required by Section 8.3.

          7.2.4 Compliance with HSR Act. All applicable waiting periods under
                -----------------------
the HSR Act shall have expired or been terminated.

          7.2.5 Consents and Authorizations of 1CC and FCC. Subject to Section
                ------------------------------------------
6.3, (i) all applicable Consents, Permits and Orders required by the FCC and any other Governmental Authority (other than the ICC) to consummate the transactions contemplated hereby, and (ii) an Order or Orders of the ICC (A) approving Seller's sale and Buyer's purchase of the assets of Seller pursuant to this Agreement, (B) granting Buyer a certificate of exchange service authority under the Public Utilities Act for the exchanges currently served by Seller in the Territory, and (C) authorizing Seller to discontinue its provision of noncompetitive local exchange services in the Territory under Section 13-406 of the Public Utilities Act, shall have been obtained and become final.

          7.2.6 No Order. No Order shall be in effect forbidding or enjoining
                --------
the consummation of the transactions contemplated hereby.

          7.2.7 Third Party Consents. All third-party consents listed on
                --------------------
Schedule 7.2.7 which are required to consummate the transactions contemplated by this Agreement shall have been obtained other than consents required in connection with Contracts, Licenses or Permits included in Purchased Assets for which such Consents have not been obtained prior to the Closing and which Buyer has notified Seller in writing prior to Closing of Buyer's election that such assets be excluded from Purchased Assets ("Waived Assets").

                                   ARTICLE 8
                                    CLOSING

     8.1  Time and Place. On the terms and subject to the conditions of this
          --------------
Agreement, the Closing shall take place at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Suite 2800, Kansas City, Missouri 64106, or at such other place as the Parties shall agree upon in writing, at 10:00 a.m. local time on the first Month End Date which is at least three (3) Business
Days after all of the conditions precedent set forth in Article 7 have been satisfied or waived by the appropriate Party, or at such other time and date as the Parties shall agree upon in writing (the "Closing Date") effective as of 12:01 a.m. on the following day; provided, however, that such Closing Date shall be no later than January 31, 1999.

     8.2  Deliveries by Seller. At the Closing, Seller shall deliver to Buyer
          --------------------
the following:

          (a) Executed deeds, bills of sale, endorsements, assignments, registrations and other instruments of assignment, transfer and conveyance, all in form and substance reasonably satisfactory to counsel for Buyer, as shall be effective to vest in Buyer all of the right, title and interest of Seller in the Purchased Assets, free and clear of all Liens (other than Permitted Liens), together with all Contracts, Leases and other assets, books and records constituting the Purchased Assets;

          (b) The recorded Charter Documents of Seller, recently certified by the Secretary of State of the State of Illinois and a Certificate of Good Standing of Seller dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Illinois;

          (c) A certificate of the Secretary or Assistant Secretary of Seller dated the Closing Date certifying (i) Seller's Charter Documents and good standing, (ii) the adoption of resolutions by Seller's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of Seller's officers, all in form and substance reasonably satisfactory to Buyer;

          (d) A certificate of an executive officer of Seller dated the Closing Date certifying to the fulfillment of the conditions specified in Section
     7.1.1 and Section 7.1.2;

          (e) A written opinion addressed to Buyer from counsel for Seller substantially in the form annexed hereto as Exhibit A, it being understood that counsel to Buyer shall be entitled to rely on such opinion for the purpose of rendering an opinion or opinions to the entity or entities providing the financing contemplated by the Financing Commitment Letter;

          (f) An Assignment and Bill of Sale and Assumption of Liabilities, substantially in the form annexed hereto as Exhibit B (the "Bill of Sale"), executed by Seller;

          (g) A Non-Competition Agreement in substantially the form annexed hereto as Exhibit C (the "Non-Competition Agreement"), executed by Sprint;

          (h) A License Agreement in substantially the form annexed hereto as Exhibit D (the "License Agreement"), executed by Sprint; and

          (i) Such other documents, instruments and certificates as Buyer may reasonably request for the transactions contemplated by this Agreement.

     8.3  Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller
          -------------------
the following:

          (a)  The Purchase Price, in the manner required by Section 1.3.1;

          (b)  The Bill of Sale, executed by Buyer;

          (c) The recorded Charter Documents of Buyer, recently certified by the Secretary of State of the State of Delaware and a Certificate of Good Standing of Buyer dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Delaware;

          (d) A certificate of a Manager of Buyer dated the Closing Date certifying (i) Buyer's Charter Documents and good standing, (ii) the adoption of resolutions by Buyer's Managers authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of Buyer's Managers, all in form and substance reasonably satisfactory to Seller;

          (e) A certificate of a Manager of Buyer and dated the Closing Date certifying to the fulfillment of the conditions specified in Section 7.2.1 and Section 7.2.2;

          (f) A written opinion addressed to Seller from counsel for Buyer, substantially in the form annexed hereto as Exhibit E;

          (g)  The Non-Competition Agreement, executed by Buyer;

          (h)  The License Agreement, executed by Buyer;

          (i) A certificate of Buyer, dated the Closing Date, substantially in the form annexed hereto as Exhibit F; and

          (j) Such other documents, instruments and certificates as Seller may reasonably request for the transactions contemplated by this Agreement.

                                   ARTICLE 9
                       TERMINATION PRIOR TO CLOSING DATE

     9.1  Termination. This Agreement may be terminated prior to the Closing
          -----------
Date only as follows:

          (a)  By the mutual written consent of the Parties;

          (b) By either Party immediately upon written notice to the other Party if an Order is issued forbidding or enjoining the consummation of the transactions contemplated hereby and such Order has become final and non-appealable; or

          (c) (i) By Buyer upon written notice to Seller if any of the conditions in Section 7.1 has not been satisfied as of December 31, 1998 or if satisfaction of such a condition is or becomes impossible (other than primarily through the failure of Buyer or Buyer Parent to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before December 31, 1998; or (ii) by Seller upon written notice to Buyer, if any of the conditions in Section 7.2 has not been satisfied as of December 31, 1998 or if satisfaction of such a condition is or becomes impossible (other than primarily through the failure of Seller, Seller Parent or SPA to comply with its obligations under this Agreement) and Seller has not waived such condition on or before December 31, 1998.

     9.2  Effect of Termination. If this Agreement terminates pursuant to
          ---------------------
Section 9.1, no party hereto shall have any liability or obligation to any other party hereunder, other than the confidentiality obligations set forth in the Non-Disclosure Agreement. However, such termination shall not relieve any party of liability for any breach of this Agreement except that no party shall be liable for Consequential Damages.

                                   ARTICLE 10
                         INDEMNIFICATION AND PROCEDURES

     10.1 Indemnification by Seller and Seller Parent. Subject to the other
          -------------------------------------------
provisions of this Article 10, from and after the Closing Date, Seller and Seller Parent shall, jointly and severally, indemnify and hold Buyer, its Affiliates and their respective employees, officers, directors and agents (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by any Buyer Indemnitee arising out of or relating to:

          (a) the breach of any representation or warranty made by Seller or Seller Parent in this Agreement, by Sprint in the Non-Competition Agreement or the License Agreement, or by Seller in any certificate required to be executed and delivered by Seller at the Closing pursuant to this Agreement; provided, however, that solely for purposes of this Article 10, the representations and warranties set forth in the second sentence of Section
     2.8.3 shall be deemed not to be qualified by Seller's Knowledge,

          (b) the failure of Seller, Seller Parent or SPA to perform any covenant or obligation by Seller, Seller Parent or SPA contained in this Agreement (including Section 12.7) or by Seller or any Affiliate of Seller in any other agreement required to be executed and delivered by Seller or such Affiliate of Seller at the Closing pursuant to this Agreement;

          (c) the failure of Seller to pay or perform any of the Excluded Liabilities; or

          (d)  any Excluded Asset.

     10.2 Indemnification by Buyer and Buyer Parent. Subject to the other
          -----------------------------------------
provisions of this Article 10, from and after the Closing Date, Buyer and Buyer Parent shall, jointly and severally, indemnify and hold Seller, its Affiliates and their respective employees, officers, directors and agents (the "Seller Indemnitees") harmless from and against any and all Damages suffered by any Seller Indemnitee arising out of or relating to:

          (a) the breach of any representation or warranty made by Buyer or Buyer Parent in this Agreement, or by Buyer in the Non-Competition Agreement, the License Agreement or any certificate required to be executed and delivered by Buyer at the Closing pursuant to this Agreement;

          (b) the failure of Buyer or Buyer Parent to perform any covenant or obligation by Buyer or Buyer Parent contained in this Agreement or any other agreement required to be executed and delivered by Buyer or Buyer Parent at the Closing pursuant to this Agreement;

          (c) the failure of Buyer to pay or perform any of the Assumed Liabilities; or

          (d) (i) the ownership, operation or conduct of the Business following the Closing Date, or (ii) any Assumed Contract.

     10.3 Notice and Resolution of Claims.
          -------------------------------

          10.3.1 Notice. Each Person entitled to indemnification pursuant to
                 ------
Section 10.1 or Section 10.2 (an "Indemnitee") shall provide reasonably prompt written notice to the indemnifying party after obtaining knowledge of any claim that it may have pursuant to this Article 10; provided that the failure to provide reasonably prompt notice shall not extinguish the rights of an Indemnitee entitled to indemnification hereunder except to the extent that such failure materially prejudices the dollar amount of any such claim for indemnification or materially prejudices the ability of the indemnifying party to defend such claim. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

          10.3.2 Right to Assume Defense. If such claim for indemnity shall
                 -----------------------
arise from a claim or Action involving a third party (a "Third Party Claim"), the Indemnitee shall permit the indemnifying party to assume its defense. If the indemnifying party assumes the defense of such Third Party Claim, it shall take all steps necessary to investigate, defend or settle such Third Party Claim and shall, subject to Section 10.4, hold the Indemnitee harmless from and against any and all Damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such Third Party Claim. Without the written consent of the Indemnitee, the indemnifying party or its Affiliates shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim. The Indemnitee may participate in such defense or settlement through its own counsel, but at its own expense.

          10.3.3 Failure to Assume Defense. Failure by the indemnifying party to
                 -------------------------
notify Indemnitee of its election to assume the defense of any Third Party Claim within thirty (30) days after its receipt of notice thereof pursuant to Section
10.3.1 shall be deemed a waiver by the indemnifying party of its right to assume the defense of such Third Party Claim. In such event the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

     10.4 Limits on Indemnification.
          -------------------------

          10.4.1 Basket. Seller and Seller Parent shall be liable to the Buyer
                 ------
Indemnitees for Damages that are indemnifiable pursuant to Section 10.1(a), and Buyer and Buyer Parent shall be liable to the Seller Indemnitees for Damages that are indemnifiable pursuant to Section 10.2(a), only if the aggregate amount of such Damages to all Buyer Indemnitees or all Seller Indemnitees, respectively, exceeds $3,000,000 (the "Basket"), but in the event that such Damages incurred by all Buyer Indemnitees or all Seller Indemnitees, as the case may be, are in excess of the Basket, indemnification shall be made for all such Damages from the first Dollar; provided, however, that this Section 10.4.1 shall not apply to (a) the breach of any representation or warranty in Section 2.2, the second sentence of Section 2.8.1, Section 2.9.1, Section 2.18 or Section 3.2 or (b) the intentional breach of any representation and warranty, the Damages for either of which shall be payable from the first Dollar without regard to the Basket.

          10.4.2 Limit of Liability. The total aggregate liability of Seller and
                 ------------------
Seller Parent for any claims for Damages arising under Section 10. 1 (a) of this Agreement (exclusive of Damages arising from (a) the breach of any representation or warranty in Section 2.2, the second sentence of Section 2.8. 1, Section 2.9. 1, Section 2.18 or Section 3.2 or (b) the intentional breach of any representation and warranty) shall not exceed $100,000,000. Notwithstanding any other provision of this Agreement or other source of liability, the total aggregate liability of Seller Parent to all Buyer Indemnitees for any claims for Damages arising under any provision of this Agreement or arising out of or in connection with the transactions contemplated by this Agreement, the Business or the Purchased Assets shall not exceed the Purchase Price.

          10.4.3 Survival. Seller and Seller Parent shall have no obligation to
                 --------
indemnify any Buyer Indemnitee pursuant to Section 10. 1 (a), and Buyer and Buyer Parent shall have no obligation to indemnify any Seller Indemnitee pursuant to Section 10.2(a), for the breach of any representation or warranty unless such Indemnitee has in good faith commenced an action or suit for such breach prior to the expiration of fifteen (15) months following the Closing Date, in the case of all representations and warranties except (a) those representations and warranties set forth in Section 2.18, Section 2.13 and
Section 2.17, in respect of which such action or suit must be commenced prior to the sixth anniversary of the Closing Date, and (b) those representations and warranties set forth in Section 2.2, the second sentence of Section 2.8.1,
Section 2.9.1 or Section 3.2, in respect of which such action or suit may be commenced at any time after the Closing Date within the applicable statute of limitations period .

          10.4.4 Actual Knowledge. Neither Seller and Seller Parent, on the one
                 ----------------
hand, nor Buyer and Buyer Parent, on the other hand, shall have any liability hereunder for Damages arising from or relating to a breach or inaccuracy of any representation or warranty set forth in this Agreement if (i) the other Party or any of its Affiliates had knowledge on or before the time of Closing of the fact, condition or event constituting such breach or inaccuracy (a "Known Breach"), and (ii) the extent of the Damages relating to such Known Breach known by the other Party or any of its Affiliates on or before the time of the Closing prevented the satisfaction of the condition set forth in Section 7.1.1 or
Section 7.2.1, as the case may be, and therefore the other Party was not obligated to consummate the transactions contemplated by this Agreement. Upon request in writing delivered on or prior to the time of Closing by either Party to the other Party, the other Party shall be required to declare whether any Known Breach of such other Party is sufficient to prevent satisfaction of the condition set forth in Section 7.1.1 or Section 7.2.1, as the case may be.

          10.4.5 Consequential Damages: Mitigation. Neither Seller and Seller
                 ---------------------------------
Parent, on the one hand, nor Buyer and Buyer Parent, on the other hand, shall have any obligation to indemnify any Seller Indemnitee or Buyer Indemnitee for
(a) any Consequential Damages, or (b) any other Damages that are (i) caused, contributed to or exacerbated by the actions or failure to act of any Buyer Indemnitee (in the case of Seller's or Seller Parent's indemnification obligations) or any Seller Indemnitee (in the case of Buyer's or Buyer Parent's indemnification obligations), (ii) recovered by the Indemnitee from any third party (including insurers to the extent recovered, except to the extent of an increase in premiums or similar fees or amounts resulting from any such recovery), or (iii) offset by tax savings realized on account of such Damages by the Indemnitee or any of its Affiliates (to the extent and at the time of such tax savings).

          10.4.6 Exclusive Remedy.  This Article 10 sets forth the exclusive
                 ----------------
remedy for monetary damages owing from Seller and Seller Parent to the Buyer Indemnitees and from Buyer and Buyer Parent to Seller Indemnitees that arise from the matters described in Sections 10.1 and 10.2 other than damages arising out of actual fraud. Except for claims otherwise permitted by Article 10, and claims for damages arising out of actual fraud, each of Seller, Seller Parent, Buyer and Buyer Parent hereby waives any claim or cause of action for monetary damages that it might assert against another, with respect to the matters described in Sections 10.1 and 10.2, whether under common law or under any Environmental Law, trade regulation or other Law.

     10.5 Indemnity Payments. All payments made pursuant to this Article 10
          ------------------
(other than interest payments) shall be treated by the Parties on all Returns as an additional payment or rebate, as the case may be, of the Purchase Price.

     10.6 Payment and Assignment of Claims. Upon final determination by the
          --------------------------------
Parties or by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this

Article 10, the indemnitors shall, jointly and severally, promptly pay or reimburse, as appropriate, the Indemnitee for any Damages to which it is entitled to be indemnified hereunder. Neither Party nor its Affiliates shall permit any exercise of any right of set-off against the other Party or its Affiliates until such final determination is made.

     10.7 Other Indemnitees. Buyer and Buyer Parent shall cause the Buyer
          -----------------
Indemnitees, and Seller and Seller Parent shall cause the Seller Indemnitees, to comply with the provisions and to abide by the limitations set forth in this
Article 10.

                                  ARTICLE 11
                               EMPLOYEE MATTERS

     11.1 Offer of Employment and Continuing Compensation. Effective as of the
          -----------------------------------------------
Closing Date, Buyer shall make an offer of employment to each Employee who (i) is not subject to a Collective Bargaining Agreement or (ii) is subject to a Collective Bargaining Agreement for which a Labor Consent has been obtained in accordance with Section 11.4, in either case except as set forth on Schedule
11.1. For purposes of this Agreement, those Employees receiving such an offer (whether or not subject to a Collective Bargaining Agreement) who complete reasonable and customary employment forms (including releases of personnel records) and who accept employment with Buyer shall be referred to herein as "Affected Employees." Notwithstanding the foregoing, nothing contained herein, express, or implied, is intended to confer upon any Affected Employee (a) any right to continued employment for any period by reason of this Agreement, or (b) any particular term or condition of employment other than as expressly referred to in this Agreement. Except as set forth on Schedule 11.1, each Affected Employee shall work at at least the same rate of pay and in substantially the same positions and at the same locations as such Employees were employed by Seller as of the Closing Date.

     11.2 Continuing Benefits. With respect to Affected Employees who are not
          -------------------
subject to a Collective Bargaining Agreement, Buyer shall (i) cause such employment to continue for a period of at least one (1) year following the Closing Date, subject to the ability of any such Affected Employee to voluntarily terminate such employment, and to the ability of Buyer to terminate such Affected Employee's employment for cause; and (ii) except as set forth in
Schedule 11.2(a), continue to pay or make available for a period of at least one
(1) year following the Closing Date to such Affected Employees compensation, employee benefit plans and programs which shall provide such Affected Employees with compensation and benefits that are, in the aggregate, substantially comparable to the compensation, benefits and programs provided by Seller as of the date hereof to such Affected Employees, and in no event less favorable, in the aggregate, than the compensation, benefits and programs provided as of the date hereof by Buyer to its employees having substantially similar responsibilities as the Affected Employees; provided, however, that Buyer, in providing such substantially comparable benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for such Affected Employees prior to the Closing. Following the first anniversary of the Closing Date, Buyer shall have no obligations pursuant to this Agreement with respect to the employment, compensation or benefits of Affected Employees who are not subject to a Collective Bargaining Agreement. A description of each of the benefits to be provided to the Affected Employees who are not subject to a Collective Bargaining Agreement is included in

Schedule 11.2(b), and a true and correct copy of each written plan and each summary plan description therefor will be provided to Seller prior to the Closing.

     11.3 Credit for Service. Buyer shall take all actions required so that
          ------------------
Affected Employees who are not subject to a Collective Bargaining Agreement will receive credit for their respective periods of service with Seller or any Other Affiliate prior to the Closing Date under any employee benefit plans or programs established, maintained, continued or made available by Buyer after the Closing for purposes of eligibility for participation and vesting, including eligibility for or vesting with respect to early retirement and post-retirement medical benefits. With respect to Affected Employees who are not subject to a Collective Bargaining Agreement, Buyer will not be required to recognize any periods of service rendered to the Seller or any Other Affiliate prior to the Closing Date for purposes of determining the amount of any benefit accrual under any defined benefit pension plan or post-retirement medical benefit plan established or maintained by Buyer.

     11.4 Collective Bargaining Agreements. Prior to the Closing, the Parties
          --------------------------------
shall use commercially reasonable efforts to obtain the consent (a "Labor Consent") of each labor organization which is a party to a Collective Bargaining Agreement (each, a "Union") to the assignment by Seller of the Collective Bargaining Agreement to which it is a party to Buyer and the assumption by Buyer of the liabilities and obligations which accrue or arise after the Closing Date pursuant to such Collective Bargaining Agreement. Each such Labor Consent shall not be subject to any condition required to be performed or satisfied by Buyer or any Affiliate of Buyer (including the assumption of any Excluded Liability), and shall provide that (i) the respective Union accepts the employee benefits plans set forth in Schedule 11.4 in lieu of the Employee Benefit Plans theretofore provided by Seller and Affiliates of Seller, and (ii) Buyer shall take all actions required so that Affected Employees who are subject to a Collective Bargaining Agreement for which a Labor Consent is obtained will receive credit for their respective periods of service and, except with respect to such Affected Employees who are also Conditional Employees or Retired Employees, seniority with Seller or any Other Affiliate prior to the Closing Date under the employee benefits plans set forth in Schedule 11.4 for purposes of eligibility for participation and vesting, including eligibility for or vesting with respect to early retirement and post-retirement medical benefits, provided that Buyer will not be required to recognize any periods of service rendered to the Seller or any Other Affiliate prior to the Closing Date for purposes of determining the amount of any benefit accrual under any defined benefit pension plan or post-retirement medical benefit plan established or maintained by Buyer. In the event that a Labor Consent with respect to any Collective Bargaining Agreement cannot be obtained by the Parties in accordance with this Section 11.4, such Collective Bargaining Agreement shall become an Excluded Contract and set forth on Schedule 1.2(i) and Buyer shall not be required to make an offer of employment pursuant to Section 11.1 to any Employee subject to such Collective Bargaining Agreement. The terms and conditions of employment with respect to Affected Employees who are subject to a Collective Bargaining Agreement for which a Labor Consent is obtained in accordance with this Section 11.4 shall, following the Closing, continue to be governed by the provisions of such Collective Bargaining Agreement, except as specifically provided above with respect to employee benefits plans. Notwithstanding the foregoing, Buyer and Buyer Parent shall in no event be liable for any employee benefit that accrues on or prior to the Closing Date with respect to any Employee governed by a Collective

Bargaining Agreement, including any retroactive increase in benefits levels under a defined benefit pension plan or any subsidy for early retirement benefit prescribed by any Collective Bargaining Agreement.

     11.5 WARN Act. Seller shall comply with all applicable provisions of the
          --------
Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any similar state or local Law prior to and on the Closing Date. Buyer shall comply with all applicable provisions of the WARN Act and any similar state or local Law following the Closing Date. Prior to the Closing Date and upon Buyer's request, Seller shall deliver WARN Act notices to Employees identified by Buyer, such notices to be in a form determined solely by Buyer (the "WARN Act Notices"). Seller shall have no liability under the WARN Act or similar state or local Laws with respect to any claims arising out of the WARN Act Notices and/or Buyer's failure to offer employment to any of the Employees in accordance with this Article II or Seller's failure to continue the employment of any Employees after the Closing, and Buyer shall indemnify in accordance with the procedures set forth in Section 10.3, Section 10.6 and Section 10.7 and hold Seller harmless with respect to any such claims. Seller shall have no obligation to employ any Employee after the Closing.

     11.6 401(k) Loan Transfers. In the event that (i) Buyer and Seller agree to
          ---------------------
a plan-to-plan transfer of assets with respect to employee benefit plans qualified under Section 401(k) of the Code for Affected Employee accounts and
(ii) the Buyer Parent Retirement Savings Plan accepts outstanding participant loan transfers, Seller agrees that it will provide Buyer and/or Buyer Parent with all original notes, loan documentation and security with respect to each loan to an Affected Employee that is transferred from a Section 401(k)-qualified Seller plan to the Buyer Parent Retirement Savings Plan.

                                   ARTICLE 12
                                 MISCELLANEOUS

     12.1 Severability. If any provision of this Agreement as applied to any
          ------------
party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other party or to any other circumstance shall not be affected or impaired thereby.

     12.2 Successors and Assigns. The terms and conditions of this Agreement
          ----------------------
shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties; provided, however, that neither this Agreement nor any of the rights or obligations thereunder may be assigned by any party without the prior written consent of each other party, except that (a) Buyer shall have the right to assign its rights hereunder to one or more of its Affiliates without the consent of any other party, which assignment shall not result in a release of any of Buyer's obligations or liabilities under this Agreement, provided that Buyer and each such Affiliate execute and deliver to Seller an Assignment Agreement in substantially the form annexed hereto as Exhibit G (with the blanks therein appropriately completed); and (b) Buyer shall have the right to assign its rights and obligations under Article II to Madison River Communications, Inc., a Delaware corporation, without the prior written consent of any other party, which assignment shall not result in a release of any of Buyer's obligations or liabilities under Article 11. In connection with the arrangement and consummation of the financing contemplated by the Financing Commitment Letter, each party hereto hereby consents to Buyer's assignment, effective immediately after the Closing, to Buyer's financing sources thereunder its rights pursuant to and any claims under this Agreement and any other document or agreement executed and delivered by Seller, Seller Parent or Sprint in connection with this Agreement.

     12.3 Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

     12.4 Headings. The table of contents, captions and headings used in this
          --------
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof

     12.5 Waiver. Any of the terms or conditions of this Agreement may be waived
          ------
in writing at any time by the parties which are entitled to the benefits thereof No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a wavier of any other provision hereof The rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     12.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or
          ----------------------------
implied, shall create or confer upon any Person (including but not limited to any Employees), other than the parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

     12.7 Sales and Transfer Taxes. The Parties shall each be responsible for
          ------------------------
one-half of all sales, transfer, deed, duties, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement, including fees to record transfer documents.

     12.8 Other Expenses. Except as otherwise expressly provided herein, each of
          --------------
the parties shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own agents, representatives, financial consultants, accountants and legal counsel.

     12.9 Notices. Unless otherwise provided herein, any notice, request,
          -------
waiver, instruction, consent or other document or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received when (a) delivered by hand (with written confirmation of receipt), (b) when received by the addressee, if sent by a nationally-recognized overnight delivery service or (c) when received by the addressee, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

          If to Seller:

               Sprint Corporation
               2330 Shawnee Mission Park-way
               Westwood, KS 66205
               Attn: Rick McRae
               Telephone: (913) 624-3116
               Facsimile: (913) 624-3676

               with a copy to:

               Sprint Corporation
               2330 Shawnee Mission Parkway
               Westwood, KS 66205
               Attn: Thomas A. Gerke
               Telephone: (913) 624-2589
               Facsimile: (913) 624-8361

          If to Buyer:

               Gallatin River Communications L.L.C.
               6330 Quadrangle Drive, Suite 325
               Chapel Hill, NC 27514
               Attn: Paul Sunu
               Telephone: (919) 493-7030 (Ext. 22)
               Facsimile: (919) 402-0151

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 West Wacker Drive
               Suite 2100
               Chicago, IL 60606
               Attn: Gary P. Cullen
               Telephone: (312) 407-0680
               Facsimile: (312) 407-0411

or at such other address or facsimile number for a party as shall be specified in writing by that party.

     12.10  Governing Law. This Agreement shall be construed in accordance with
            -------------
and governed by the Laws of the State of Illinois applicable to agreements made and to be performed wholly within such Jurisdiction, without regard to conflicts of law principles.

     12.11  Interpretation.
            --------------

            12.11.1 Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

            12.11.2 Each party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each party hereby acknowledges that no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing

            12.11.3 No provision of this Agreement shall be interpreted in favor of, or against, any of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof

            12.11.4 The inclusion of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty, (ii) shall not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of Law, or for any other purpose related to the Agreement or the transactions contemplated thereby, including, without limitation, for purposes of any covenants, closing conditions, indemnification or any other remedies the parties may have, and (iii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

     12.12  Public Announcements. Seller and Buyer shall agree on the terms of
            --------------------
any press releases or other public announcements and certain other communications related to this Agreement and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any party may make a public disclosure if in the opinion of such party's counsel it is required by Law or the rules of the New York Stock Exchange or the Nasdaq National Market System to make such disclosure. The parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof In addition, the parties agree to consult with, and provide commercially reasonable cooperation to, each other with respect to the form and content of any communication to Employees, customers, suppliers and others having dealings with Seller, Sprint and Other Affiliates concerning this Agreement and the transactions contemplated thereby through the Closing Date.

     12.13  Exclusive Jurisdiction and Consent to Service of Process. The par-
            --------------------------------------------------------
ties agree that any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a federal or state court sitting in Chicago, Illinois, which shall be the exclusive venue of any such Action. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such Action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such party when transmitted in accordance with Section 12.9. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by Law.

     12.14  Entire Agreement. This Agreement, together with the Schedules and
            ----------------
Exhibits hereto, the Non-Competition Agreement, the License Agreement and the Non-Disclosure Agreement, constitutes the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof and thereof. No party shall be liable or bound to any other party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     12.15  Amendment. No amendment, modification or alteration of the terms or
            ---------
provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the parties against whom such amendment, modification or alteration is sought to be enforced.

                                   ARTICLE 13
                                  DEFINITIONS

     13.1   Definitions. For purposes of this Agreement, the terms set forth
            -----------
below shall have the following meanings:

     "Access Line " means a telephone line reaching to the premises of a customer of the Business that is assigned to a customer account and billed for on a recurring basis.

     "Accounts Receivable" means all accounts receivable, trade receivables, notes receivables and other receivables, including trade accounts receivable with Sprint or any of its Affiliates, which are receivable as a result of goods sold or services provided, or billed for, by Seller in connection with the Business other than Excluded Accounts Receivable; provided that, for purposes of determining the value to be used in the Adjustment Statement and the Pro Forma Adjustment Statement for such Accounts Receivable, the value shall be net of an allowance for doubtful accounts (which allowance is calculated with respect to the categories of accounts included in Accounts Receivable consistent with past practice and in accordance with GAAP (which practice is generally described on Schedule 13. 1 (a)). The foregoing categories are the basis for the calculation of "Accounts Receivable" in the Pro Forma Adjustment Statement and shall be the basis for the calculation of "Accounts Receivable" in the Adjustment Statement.

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

     "Adjustment Statement" shall have the meaning set forth in Section 1.4.1.

     "Advance Billings and Payments" means the liability reflected on the regularly prepared balance sheet of the Seller under the caption "Current Liabilities-Advance billings and payments."

     "Affected Employees" shall have the meaning set forth in Section 11.1.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

     "Affiliated Group" shall have the meaning set forth in Section 2.18.

     "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

     "Allocation Statement" shall have the meaning set forth Section 1.3.2.

     "Assumed Contract Liability" shall have the meaning set forth in Section 1.5(b).

     "Assumed Contracts" shall have the meaning set forth in Section 1.1(vi).

     "Assumed Directories" means all Directors published or distributed for use in the Territory on or after November 1, 1998, including Directories published for the following cities (with month of scheduled publication): (i) Dixon (November 1998 and thereafter), (ii) Savanna (November 1998 and thereafter),
(iii) Galesburg (January 1999 and thereafter), (iv) Staunton (February 1999 and thereafter), (v) Lacon (March 1999 and thereafter), (vi) Pekin (May 1999 and thereafter), and (vii) Havana (October 1999 and thereafter).

     "Assumed Environmental Liability" shall have the meaning set forth in
Section 1.5(e).

     "Assumed Lease" means any Lease pursuant to which Seller leases any Leased Real Property or any Leased Personal Property.

     "Assumed Liabilities" shall have the meaning set forth in Section 1.5.

     "Assumed Payable" shall have the meaning set forth in Section 1.5(a).

     "Assumed Permits" shall have the meaning set forth in Section 1.1 (viii).

     "Basket" shall have the meaning set forth in Section 10.4.1.

     "Bill of Sale" shall have the meaning set forth in Section 8.2(f).

     "Business" means (a) the local wireline telecommunications business previously conducted and conducted as of the Closing Date by Seller in the Territory pursuant to the certificates of exchange service authority set forth on Schedule 13.1(b), including the provision of local exchange telephone services, intra-LATA toll and access services, billing and collection services, public pay phone services and directory assistance services, and (b) the sale, lease and maintenance of telecommunications equipment as conducted by Seller prior to Closing and as of the Closing Date from locations within the Territory or by Seller's employees based within the Territory.

     "Business Financial Information " shall have the meaning set forth in
Section 2.5.1.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Balance Sheet" shall have the meaning set forth in Section 3.5(a).

     "Buyer Indemnitees" shall have the meaning set forth in Section 10.1.

     "Buyer Parent" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Parent Balance Sheet" shall have the meaning set forth in Section 3.5(a).

     "Capital Commitments" shall have the meaning set forth in Section 3.5(a).

     "Cash Equivalents" means short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near maturity that they present insignificant risk of change in value, including without limitation Treasury bills, commercial paper and money market funds.

     "Charter Documents" means (a) in the case of any corporation, its articles or certificate of incorporation and its by-laws, (b) in the case of any partnership, its partnership agreement and partnership certificate, if any, and
(c) in the case of any other Person, its organic and governing documents, as each has been amended or supplemented from time to time.

     "Closing" means the consummation of the transactions contemplated hereby.

     "Closing Date" shall have the meaning set forth in Section 8.1.

     "Code" means the Internal Revenue Code of 1986, as am ended from time to time.

     "Collective Bargaining Agreements" shall have the meaning set forth in
Section 2.16.2.

     "Conditional Employee" shall mean an Employee who, as of the Closing Date,
(i) is on approved leave of absence or (ii) is receiving benefits, is eligible to receive benefits or has applied for benefits under Seller's long-term disability program or short-term disability program.

     "Consent" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority.

     "Consequential Damages" means Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or any indirect, incidental or special Damages.

     "Contracts" means all contracts, agreements, instruments, Leases, licenses, commitments and arrangements, except Permits.

     "Customer Contracts" means all customer contracts, equipment leases, term and volume agreements, pay phone agreements, purchase orders or other Contracts for the sale or provision by Seller of goods and/or services that relate exclusively to the conduct of the Business, other than Multi-Location Equipment Contracts and Contracts listed on Schedule 1.2(1),

     "Customer Deposits" means all deposits of customers of the Business held by Seller.

     "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

     "Directories" means any and all telephone directories (including white pages telephone listings and yellow pages telephone listings and advertising) in which residential and business customers in the Territory are entitled to a free listing as part of regulated local exchange service.

     "Dollars" or "$" means lawful currency of the United States.

     "Easements" shall have the meaning set forth in Section 1.1(i)(c).

     "Employee " means each of the individuals set forth on Schedule 2.16.1, as supplemented pursuant to Section 2.16.1, and which shall include any Retired Employee.

     "Employee Benefit Plan " shall have the meaning set forth in Section
2.17.1.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Laws " means any Law that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have a significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, including, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act and the Safe Drinking Water Act, and the rules and regulations thereunder promulgated in final form prior to the date hereof as interpreted in accordance with public announcements made prior to the date hereof.

     "Equipment Warranties" means any warranty given by Seller in the ordinary course of its Business with respect to any equipment or Inventory sold by Seller, or leased by Seller, to a customer of Seller in the Business, other than to a Multi-Location Equipment Customer.

     "ERISA " means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 2.17.1.

     "Excluded Accounts Receivable" means accounts receivable, trade receivables, notes receivables and other receivables (i) set forth on Schedule 13.1(c), (ii) owed by customers of Seller for the receipt of local wireline telecommunications services from Seller who on or prior to the Closing Date have had their services discontinued or disconnected by Seller, (iii) resulting from Excluded Contracts or Multi-Location Equipment Contracts, (iv) owed with respect to pay station dial-around calls, or (v) owed by an Affiliate of Seller other than for goods sold or services provided.

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

     "Excluded Assets" shall have the meaning set forth in Section 1.2.

     "Excluded Contracts" shall have the meaning set forth in Section 1.2(1).

     "Excluded Directories" means all Directories published (or scheduled for publication) or distributed for use in the Territory on or prior to October 31, 1998, including (i) the Directory for Galesburg published in January 1998, (ii) the Directory for Staunton published in February 1998, (iii) the Directory for Lacon published in March 1998, (iv) the Directory for Pekin scheduled to be published in May 1998, and (v) the Directory for Havana scheduled to be published in October 1998.

     "Excluded Inventory" means any inventory of Seller in the Territory that
(a) bears, has affixed to it or otherwise displays any trademarks or service marks of Sprint, Seller or any Other Affiliate, (b) is obsolete inventory, or
(c) is that portion of the inventory of Seller not described in (a) and (b) above that in the aggregate has a value in excess of $500,000 on the books and records of Seller from which is derived the regularly prepared balance sheet of the Seller.

     "Excluded Liabilities" shall have the meaning set forth in Section 1.6.

     "Facility A " shall have the meaning set forth in the Financing Commitment Letter.

     "Facility B" shall have the meaning set forth in the Financing Commitment Letter.

     "FCC" means the Federal Communications Commission.

     "Financing Commitment Letter" shall have the meaning set forth in Section 3.5(a).

     "GAAP " means U.S. generally accepted accounting principles at the time in effect, consistently applied.

     "Governmental Authority" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

     "Guarantee" means any guarantee, any indemnification obligation and any other contingent obligation to purchase, to provide funds for payment or to supply funds to invest in any Person or otherwise to assure a creditor against loss.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "ICC" means the Illinois Commerce Commission.

     "Indemnitee " shall have the meaning set forth in Section 10.3.1.

     "Independent Firm " shall have the meaning set forth in Section 1.4.1.

     "Information and Records" means all of Seller's books, records, information relating to Purchased Assets, the Business and customers and markets in the Territory of the Business that is relevant to the conduct of the Business contained in files and/or databases or otherwise, (including such information contained in those databases set forth on Schedule 13.1(d)), plans, specifications, technical information, price lists, promotional materials, advertising copy and data, marketing research and information, sales records, service records, customer lists and files (including customer credit, collection, deposit and complaint information), customer profiles, customer proprietary network information, customer telephone numbers, customer telephone number lists, customer calling card numbers, other customer information, wide and local area network documentation and architecture configuration, and, to the extent permitted by Law, copies of personnel, employee compensation and benefits and labor relations records with respect to each Affected Employee and each Collective Bargaining Agreement and all other information that is used exclusively in, or relates exclusively to, the Business-, provided that Information and Records shall not include any of the foregoing which relate exclusively to Excluded Assets.

     "Intellectual Property" means patents, patent applications, software, registered copyrights and applications therefor.

     "Inventory" means the assets other than the Excluded Inventory reflected on the regularly prepared balance sheet of the Seller under the captions "Current Assets-Inventories" that relate exclusively to the conduct of the Business, which are includable in the calculation of "Inventory" in the Pro Forma Adjustment Statement and in the Adjustment Statement.

     "Known Breach" shall have the meaning set forth in Section 10.4.4.

     "Labor Consent " shall have the meaning set forth in Section 11.4.

     "Law" means any federal, state, local or other statute, rule, regulation or ordinance.

     "Lease " means any lease or sublease of real or personal property.

     "Leased Personal Property" shall have the meaning set forth in Section 1.1(i)(e).

     "Leased Real Property" shall have the meaning set forth in Section
1.1(i)(b).

     "Liabilities" shall mean all liabilities and obligations of any kind, nature or description, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, due or to become due, actual or contingent.

     "License Agreement" shall have the meaning set forth in Section 8.2(h).

     "Licensed Intellectual Property" shall have the meaning set forth in
Section 1.1(v).

     "Licenses" shall have the meaning set forth in 1.1(v).

     "Lien " means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

     "Lost Employee " shall have the meaning set forth in Section 2.16.1.

     "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition or results of operations of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

     "Material Contracts" shall have the meaning set forth in Section 2.11.

     "Material Easements" means an Easement upon which equipment or other personal property (other than equipment located in a host central office) owned or leased by Seller having value in excess of $100,000 is located.

     "Material Lease " means a Lease involving (a) a term of more than two (2) years or which is not terminable upon less than ninety (90) days' notice or (b) rental obligations exceeding $25,000 per annum.

     "Materials" shall have the meaning set forth in Section 2.13.1.

     "Month End Date" means the last day of a calendar month, provided, that if such day is not a business day, then the Month End Date shall be the first business day thereafter.

     "Multi-Location Equipment Contract" shall have the meaning set forth in
Section 1.2(q).

     "Multi-Location Equipment Customer" shall mean a customer of Sprint or its Affiliates who (i) is headquartered at a location outside of the Territory, (ii) conducts the majority of its business outside of the Territory and (iii) enters into an agreement to purchase or lease telecommunications equipment or obtain maintenance services for telecommunications equipment from Sprint or its Affiliates, where the sales activity is conducted and the customer's decision to purchase or lease such equipment or obtain such service is made from a location outside the Territory.

     "Non-Competition Agreement" shall have the meaning set forth in Section 8.2(g).

     "Non-Disclosure Agreement" means the Agreement for Use and Non-Disclosure of Proprietary Information dated as of July 21, 1997 between Buyer and Sprint.

     "Objection Notice" shall have the meaning set forth in Section 1.4.1.

     "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Authority.

     "Other Affiliates" means Affiliates of Sprint other than Seller.

     "Other Law" means any Law applicable to the Business other than an Environmental Law or a law relating to (a) Taxes or (b) ERISA.

     "Owned Personal Property" shall have the meaning set forth in Section 1. 1
(i)(f).

     "Owned Real Property" shall have the meaning set forth in Section
1.1(i)(a).

     "Party" means each of Seller and Buyer and "Parties" means Seller and Buyer collectively.

     "Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

     "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied, (b) workers', repairmens' and similar Liens imposed by Law that have been incurred in the ordinary course of business, (c) Liens and other title defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair the value or continued use of the property (as currently used) to which they relate, and (d) the rights of others to Customer Deposits.

     "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     "Prepaid Expenses" means all prepaid expenses of Seller, other than prepaid expenses that relate to insurance policies described in Section 1.2(o, which are includable in the categories included in the calculation of "Prepaid Expenses" in the Pro Forma Adjustment Statement and the Adjustment Statement.

     "Pro Forma Adjustment Statement" shall have the meaning set forth in
Section 2.5.2.

     "Public Utilities Act" shall have the meaning set forth in Section 7.1.5.

     "Purchase Price" shall have the meaning set forth in Section 13.1.

     "Purchase Price Adjustment" shall have the meaning set forth in Section 1.4.2.

     "Purchased Assets" shall have the meaning set forth in Section 1.1.

     "Real Property" shall have the meaning set forth in Section 2.8.4.

     "Reimbursable Expenses" shall mean all direct and out-of-pocket expenses reasonably incurred by a party in the ordinary course of the directory business and in the manner consistent with the past practices of such party in connection with the publication and distribution of telephone directories, which expenses are of the type set forth on Schedule 13.1(e) and which are presented in writing to the party charged with making a reimbursement of such expenses under this Agreement not later than ten (10) business days prior to the date upon which such reimbursement is to be made under this Agreement.

     "Replacement Employee" shall have the meaning set forth in Section 2.16.1.

     "Reserves for Warranty" means the amount reflected on the regularly prepared balance sheet of the Seller under the caption "Current Liabilities-- Reserve for Warranty" with respect to the Equipment Warranties described in
Section 1.5(d).

     "Retired Employee " shall mean any individual set forth on Schedule 2.16.1, as supplemented pursuant to Section 2.16.1, who retires from Seller within five
(5) days prior to the Closing Date.

     "Returns" shall have the meaning set forth in Section 2.18.

     "Sales Work in Process" means the assets reflected on the regularly prepared balance sheet of the Seller under the captions "Sales Work in Process" that relate exclusively to the conduct of the Business, which are includable in the calculation of Sales Work in Process in the Pro Forma Adjustment Statement and in the Adjustment Statement.

     "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

     "Seller Indemnitees" shall have the meaning set forth in Section 10.2.

     "Seller Parent" shall have the meaning set forth in the first paragraph of this Agreement.

     "Seller's Knowledge" means the actual knowledge as of the applicable date without any duty to inquire or make an investigation, of any of the individuals named on Schedule 13.1 (f).

     "SPA" means Sprint Publishing and Advertising, Inc., a Delaware corporation.

     "Sprint" means Sprint Corporation, a Kansas corporation.

     "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

     "Tax Laws" means the Code and all other Laws relating to Taxes.

     "Territory" means the geographic areas authorized by the certificates of exchange service authority set forth on Schedule 13.1(b).

     "Third Party Claim" shall have the meaning set forth in Section 10.3.2.

     "Union" shall have the meaning set forth in Section 10.3.2.

     "Vehicles" shall have the meaning set forth in Section 1.1(I)(g).

     "Waived Assets" shall have the meaning set forth in Section 7.2.7.

     "WARN Act" shall have the meaning set forth in Section 11.5.

     "WARN Act Notices" shall have the meaning set forth in Section 11.5.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                         CENTRAL TELEPHONE COMPANY OF ILLINOIS

                            By:     RICHARD D. MCRAE
                               -------------------------------------------------
                                    Richard D. McRae, Vice President - Financial
                                    Support

                         CENTEL CORPORATION

                            By:     DON A. JENSEN
                               -------------------------------------------------
                                    Don A. Jensen, Vice President and Secretary

                         GALLATIN RIVER COMMUNICATIONS L.L.C.

                            By:     J. STEPHEN VANDERWOUDE
                               -------------------------------------------------
                                    J. Stephen Vanderwoude, Manager

                         MADISON RIVER TELEPHONE COMPANY, LLC

                            By:     J. STEPHEN VANDERWOUDE
                               -------------------------------------------------
                                    J. Stephen Vanderwoude, Chairman and Chief
                                    Executive Officer

     Solely for purposes of agreeing to the terms and covenants set forth in Sections 1.1(ix), 4.8, 5.5 and 6.8, Spring Publishing and Advertising, Inc. has caused this Agreement to be executed as of the date first written above.

                         SPRING PUBLISHING AND ADVERTISING, INC.

                            By: /s/ ROBERT J. WALSH
                               -------------------------------
                                    Robert J. Walsh, President

                                      39